UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                         SYKES ENTERPRISES, INCORPORATED
                         -------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   871237103
                                  -------------
                                 (CUSIP Number)

                                 October 23, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               (Page 1 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Ahmet H. Okumus
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Republic of Turkey

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                                0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         6,053,550
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                                 0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      6,053,550
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      6,053,550

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        14.6%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        IN

                               (Page 2 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Capital, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                       4,926,058
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                    4,926,058
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                    4,926,058

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        11.9%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        CO

                               (Page 3 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Okumus Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                       4,433,048
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                    4,433,048
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                    4,433,048

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        10.7%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        CO

                               (Page 4 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Value Fund, Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     British Virgin Islands

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         493,010
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      493,010
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      493,010

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        1.2%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        CO

                               (Page 5 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Okumus Advisors, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         929,294
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      929,294
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      929,294

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        2.2%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        CO

                               (Page 6 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Opportunity Partners, LP
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         929,294
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      929,294
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      929,294

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        2.2%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        PN

                               (Page 7 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Okumus Technology Advisors, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         198,198
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      198,198
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      198,198

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        0.5%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        CO

                               (Page 8 of 14 pages)

SCHEDULE 13G
Sykes Enterprises, Incorporated

CUSIP No. 871237103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Okumus Technology Value Partners, LP
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         198,198
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      198,198
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      198,198

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        0.5%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                        PN

                               (Page 9 of 14 pages)

Item 1(a).  Name of Issuer:

            Sykes Enterprises, Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

            100 North Tampa Street
            Suite 3900
            Tampa, FL 33602

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (A) Ahmet H. Okumus ("Okumus") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of Sykes Enterprises, Incorporated (the "Company") also beneficially owned by (a) Okumus Capital, LLC, a Delaware limited liability company ("OC"), of which Okumus is the managing member, (b) Okumus Advisors, LLC, a Delaware limited liability company ("OA"), of which Okumus is the managing member, and (c) Okumus Technology Advisors, LLC, a Delaware limited liability company ("OTA"), of which Okumus is the managing member;

            (B) OC, with respect to the shares of Common Stock also beneficially owned by Okumus Opportunity Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OOF"), for which OC serves as the investment manager and by Okumus Technology Value Fund, Ltd., an international business company incorporated in the British Virgin Islands ("OTVF"), for which OC serves as the investment manager;

            (C) OOF, with respect to the shares of Common Stock owned directly by it;

            (D) OTVF, with respect to the shares of Common Stock owned directly by it;

            (E) OA, with respect to the shares of Common Stock also beneficially owned by Okumus Opportunity Partners, LP, a Delaware limited partnership ("OOP"), for which OA serves as general partner and investment advisor;

            (F) OOP, with respect to the shares of Common Stock owned directly by it;

            (G) OTA, with respect to the shares of Common Stock also beneficially owned by Okumus Technology Value Partners, LP, a Delaware limited partnership ("OTVP"), for which OTA serves as general partner and investment advisor;

            (H) OTVP, with respect to the shares of Common Stock owned directly by it;

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Reporting Persons is:
                  575 Lexington Avenue, 7th Floor
                  New York, New York 10022

Item 2(c).   Citizenship:

            Okumus is a citizen of the Republic of Turkey; OOF and OTVF are each incorporated under the laws of the British Virgin Islands, and OC, OA, OTA, OOP and OTVP are each organized under the laws of the State of Delaware.







                             (Page 10 of 14 pages)

Item 2(d).   Title of Class of Securities:

             Common stock, $.001 par value

Item 2(e).   CUSIP Number:

             5871237103

Item 4.  Ownership.

     A.  Okumus
         (a)  Amount beneficially owned: 6,053,550
         (b)  Percent of class:     14.6%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           6,053,550
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 6,053,550

     B.  OC
         (a)  Amount beneficially owned: 4,926,058
         (b)  Percent of class:     11.9%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           4,926,058
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 4,926,058

     C.  OOF
         (a)  Amount beneficially owned: 4,433,048
         (b)  Percent of class:     10.7%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:           4,433,048
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition: 4,433,048

     D.  OTVF
         (a)  Amount beneficially owned: 493,010
         (b)  Percent of class:     1.2%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             493,010
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   493,010

     E.  OA
         (a)  Amount beneficially owned: 929,294
         (b)  Percent of class:     2.2%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             929,294
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   929,294

     F.  OOP
         (a)  Amount beneficially owned: 929,294
         (b)  Percent of class:     2.2%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             929,294
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   929,294

     G.  OTA
         (a)  Amount beneficially owned: 198,198
         (b)  Percent of class:     0.5%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             198,198
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   198,198







                             (Page 11 of 14 pages)

     H.  OTVP
         (a)  Amount beneficially owned: 198,198
         (b)  Percent of class:     0.5%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             198,198
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   198,198


Item 5.  Ownership of Five Percent or Less of a Class.

         n.a.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         n.a.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         n.a.

Item 8.  Identification and Classification of Members of the Group.

         n.a.

Item 9.  Notice of Dissolution of Group.

         n.a.

Item 10. Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                             (Page 12 of 14 pages)

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   November 2, 2000

                                         /s/ Ahmet H. Okumus
                                         -------------------------------
                                         Ahmet H. Okumus


                                         OKUMUS CAPITAL, LLC.

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS OPPORTUNITY FUND, LTD.

                                         By: Okumus Capital, LLC
                                             its Investment Manager and
                                                 Attorney-in-Fact


                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS TECHNOLOGY VALUE FUND, LTD.
                                         By: Okumus Capital, LLC
                                             its Investment Manager and
                                                 Attorney-in-Fact

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS ADVISORS, LLC.

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS OPPORTUNITY PARTNERS, LP
                                         By: Okumus Advisors, LLC
                                             its General Partner

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS TECHNOLOGY ADVISORS, LLC.

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member


                                         OKUMUS TECHNOLOGY VALUE PARTNERS, LP
                                         By: Okumus Technology Advisors, LLC
                                             its General Partner

                                         By: /s/ Ahmet H. Okumus
                                            ----------------------------
                                             Ahmet H. Okumus
                                             Managing Member




                             (Page 13 of 14 pages)

                                  EXHIBIT INDEX
                                  -------------
Exhibits

1. Joint Filing Agreement, dated November 2, 2000, among Okumus, OC, OOF, OTVF, OA, OOP, OTA and OTVP.















































                              (Page 14 of 14 pages)